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Exhibit 5.1

[VINSON & ELKINS logo]	VINSON & ELKINS L.L.P. THE TERRACE 7 2801 VIA FORTUNA, SUITE 100 AUSTIN, TEXAS 78746 TELEPHONE (512) 542-8400 FAX (512) 542-8612 www.velaw.com

September 7, 2004

Perficient, Inc.
1120 S. Capital of Texas Highway
Building 3, Suite 220
Austin, TX 78746

Ladies and Gentlemen:

        We have acted as counsel for Perficient, Inc., a Delaware corporation (the "Company"), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and sale of up to 3,960,063 shares of Common Stock, par value $0.001 per share (the "Shares"), pursuant to the Perficient, Inc. 1999 Stock Option/Stock Issuance Plan (the "Plan").

        In connection herewith, we have examined or are familiar with the Plan, the Certificate of Incorporation of the Company, as amended, as in effect on the date hereof, the Bylaws of the Company as in effect on the date hereof, the corporate proceedings with respect to the approval of the Plans, and the Registration Statement on Form S-8 filed in connection with the registration of the Shares (the "Registration Statement"), and such other certificates, instruments and documents as we have considered necessary for purposes of this opinion letter.

        Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when the Shares are issued in accordance with the provisions of the agreements granting options under the Plan, will be validly issued and fully paid and non-assessable.

        The foregoing opinion is limited to the laws of the State of Delaware and the federal laws of the United States of America.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

                      Very truly yours,

                      /s/ Vinson & Elkins L.L.P.

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  Exhibit 5.1